Exhibit 99.1

[Logo of CoreComm Limited]

FOR DISTRIBUTION TUESDAY, FEBRUARY 29, 2000 AT 11:00 AM EST

                                            CONTACT:  Catherine Murphy, APR
                                                      Manager, Public Relations
                                                      440-720-2809
                                                      catherine.murphy@ocom.com

FOR IMMEDIATE RELEASE

                  CORECOMM UNVEILS $10 MILLION STATE-OF-THE-ART
                          TECHNOLOGY MANAGEMENT CENTER

TMC to Manage National Telephony and Internet Services Network

     CLEVELAND - February 29, 2000 - CoreComm (NASDAQ: COMM), a regional telephone company and national Internet Service Provider, today unveiled its $10 million state-of-the-art Technology Management Center (TMC) in the greater Cleveland area.

     The TMC monitors CoreComm's national facilities-based network, including its Tier 1 Internet backbone network. Using the latest network management software, the TMC is able to provide real-time response to ensure network reliability and instant network upgrades to meet consumer demand for new communication technologies.

     "CoreComm's new TMC takes us to a whole new level among competitive local exchange carriers (CLECs)," said Tom DellaRocco, vice president of Network Services for CoreComm. "The TMC allows us to use our own people, systems and innovations to provide technologically advanced customer service and network system management, setting a new standard for excellence in the Internet and telephone service marketplace."

     CoreComm offers business and residential customers a variety of communications services, including local and long distance telephone services, Internet, and data services. CoreComm offers local and long distance services throughout the midwestern and eastern U.S., and Internet service nationwide.

     CoreComm launched its local telephone service offering in Ohio in March 1998. Today, it remains the only alternative choice for local telephone service that actively markets to residential consumers in Ohio.

     "When we opened our operations headquarters in Cleveland last year, we wanted to make a significant investment in the community," said Patty J. Flynt, president of CoreComm. "As a corporate citizen, we know the importance of contributing to the economic vitality of the communities we serve through the creation of jobs and economic development opportunities."
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CoreComm TMC
Page 2


     The TMC is the heart of CoreComm's facilities-based network build strategy, called Smart Local Exchange Carrier or 'Smart LEC.' The strategy focuses on building those parts of the network that allow for better control the customer experience, deliver the latest in technology and services, and generate increased returns on capital.

     The TMC houses the latest in call routing and switching equipment for local and long distance telephone services and features, and Digital Subscriber Line
(DSL) technology for high-speed Internet access. Construction of the facility required the use of over 20 contractors and suppliers and more than 100 local craftspersons. The facility operates 24 hours, seven days a week and is staffed by 25 highly skilled technical professionals.

     CoreComm's TMC features the first time a competitive local telephone company has used WatchMark's network monitoring software, which is capable of instantly accommodating changes and real-time responses within the network as well as additions and upgrades to network elements. WatchMark is a Lucent Technologies venture. The multi-year deal with WatchMark includes the integration and ongoing professional support of WatchMark software in the CoreComm TMC.

"CoreComm is an ideal  customer for WatchMark  software,  since it operates in a multi-vendor network with diverse and growing, service requirements," said Steve Roberts, CEO of WatchMark Corp. "The ultimate competitive advantage for CLECs today is highly reliable service with efficient network maintenance. We believe that CoreComm represents a new breed of competitive carrier, and we're glad to work with it as it grows its business."

     CoreComm is a full-service regional telephone company and national Internet Service Provider. CoreComm's operations are based in Cleveland. For more information about products and services, call toll-free 1-877-CORECOM (1-877-267-3266) or visit www.core.com.

     For more information on WatchMark Corp., call 972-470-3507 or visit www.watchmark.com.

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